Exhibit 23.5

April 11, 2024

To:	ECARX Holdings Inc. (the “Company”) 5/F, Building 1, Zhongteng Building 2121 Longteng Avenue Xuhui District, Shanghai 200232 People’s Republic of China

Dear Sirs/Madams,

We have acted as PRC legal counsel as to the laws of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of the Post-Effective Amendment No. 2 to Form F-1 on Form F-3 Registration Statement dated April 9, 2024 (the “Registration Statement”).

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Han Kun Law Offices
Han Kun Law Offices